Exhibit 99

SIONIX Corporation Announces That Preliminary Test Results of Its First Commercially Installed Elixir 225-P/RO Modular Packaged Water Treatment System Meet Expectations

ANAHEIM, Calif. — September 17, 2009 — SIONIX Corp. (OTC Bulletin Board: SINX) today announced that the preliminary test results of water processed by its first commercially installed Elixir 225-P/RO Unit show the unit is meeting performance expectations.   The unit, which was designed to recycle brine water created during the production of natural gas, is fully installed and has successfully recycled  water  during test periods. The Elixir 225-P/RO Unit is designed to process and clean approximately 6,000 barrels per day (252,000 gallons). “Based on preliminary data and test results, we are pleased with the unit’s performance and are confident that the unit will meet designed volume output specifications,” said Rod
Anderson, CEO of SIONIX.
SIONIX and its distributor Innovated Water Equipment, Inc. (IWE), based in Little Rock, Ark., are  in the midst of testing IWE’s first commercially installed Elixir225-P/RO Unit, which is being evaluated in the field at a natural gas drilling site. The midterm results indicate that SIONIX’s modular packaged water treatment system meets the requirements for recycling and reusing brine water from the natural gas production process.

“The Elixir 225-P/RO Unit is in operation and the process works with very positive preliminary results. The equipment is recycling brine water produced from the gas fields and returning the recycled water back to the field,” says Tom Chambers, V. P. of Operations of Innovated Water Systems, Inc.(IWS).

SIONIX’s innovative wastewater treatment system is designed to, among other things, enable drilling companies to recycle wastewater on-site and reuse it for hydrofraction, reducing costs substantially while helping to make  drilling companies more eco-friendly.

SIONIX’s Elixir 225-P/RO Unit is a self-contained, on-site solution that is designed to recycle brine water at a fraction of the price now being paid to dispose of this water off-site, thereby providing enormous savings while increasing efficiencies and minimizing environmental impact.

SIONIX expects to complete the full testing phase of the Elixir 225-P/RO unit in the next 30 to 60 days, and will release further testing results as they become available.

About SIONIX
Based in Anaheim, Calif., SIONIX designs innovative and advanced “Safe Water Systems” intended for use in defense, government facilities, emergency water supplies during natural disasters, hospitals, pharmaceuticals, resorts and hotels, housing development projects, industrial process waters including food, dairy and meat processing, and brackish waste water from oil and gas drilling. Intended applications also include desalinization and pre-treatment for reverse osmosis and other membrane applications, as well as industrial wastewater, bottled water, industrial process water, food, dairy, agribusiness, meat processing, and hog and poultry operations.

“Elixir” is a registered trademark of SIONIX Corporation. SIONIX develops new concepts in “Modular Packaged Water Treatment Systems” using dissolved air flotation (DAF) and membrane technology for drinking water and the waste water treatment industry. SIONIX owns eight various product and process patents and one is pending.

For additional information please contact Rod Anderson, CEO SIONIX Corporation, at (714) 678-1000 ext. 203.

For additional information about SIONIX’s distributor Innovated Water Equipment, Inc., please contact its President, Eric Ward, at (501) 749-4836.

This news announcement may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied, such as  risks, uncertainties and factors including, but not limited to, those discussed in the Company’s most recent Annual Report on Form 10-K, as amended, and subsequent periodic and current reports filed with the Securities and Exchange Commission which are available for review at www.sec.gov.

SOURCE SIONIX Corporation